                                                                  EXHIBIT 10.20

                                IMS CONFIDENTIAL

October 14, 1994



Mr. Robert Behlman
14616 Golf Links Drive
Los Gatos, CA  95030

Dear Mr. Behlman:

We are pleased to offer you the position of President and Chief Executive Officer of International Manufacturing Services Inc. (the "Company"), reporting to the Board of Directors. You will also be elected to the Company's Board of Directors. Your employment shall be contingent upon and subject to the following terms and conditions:

Base Compensation

Your annual salary will be U.S. $190,000 less regular payroll deductions, payable in increments in accordance with the Company's salary payment practices in effect from time to time. You will also be eligible to participate in the Company's Management Incentive Plan ("MIP"), which has yet to be finalized but will be patterned after Maxtor Corporation's Management Incentive Plan. Your annual target under the MIP will be fifty percent (50%) of base earnings upon achievement of specified objectives.

You will also be eligible to participate in any employee benefit plans maintained from time to time by the Company during your employment, subject in each case to the general applicable terms and conditions of the plan or program in question. The Company will maintain employee benefit plans for its employees as its Board of Directors elect.

Management Equity Participation Plan

You will be entitled to participate in the Company's Management Equity Participation Plan ("Plan") which the Company plans to establish as outlined in Attachment A to this letter.

Nondisclosure of Confidential Information

As a condition of employment with the Company, it will be necessary for you to complete, sign and return with this offer of employment, the attached Employee Agreement Regarding Confidentiality and Inventions.

Other Conditions

It is understood that you will not have an employment contract, and either you or the Company can terminate the employment relationship with or without cause at any time. At the end of your initial six-month probationary period, you will receive a written performance review.

We are looking forward to having you as a team member and are confident that you will make significant contributions to the Company's future.

Please sign below to signify your acceptance of this position and the conditions described above and return the enclosed copy of this letter to Sandy Taylor by Friday, October 21, 1994.

Sincerely,



J. Larry Smart
President and CEO
Maxtor Corporation



ACCEPTED:_________________                  DATED___________________, 1994

EXPECTED START DATE:  ___________________, 1994